Exhibit 1
Accountants' Statement

March 30, 2004


Securities and Exchange Commission
Washington, D.C.  20549


RE:	Earth Sciences, Inc.


Gentlemen:

We confirm that the audit of Earth Sciences, Inc. is not yet completed and cannot be completed by the required filing date of March 30, 2004 without unreasonable cost and effort.

Sincerely,


/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP